Careview Commuications, Inc. 8-K

Exhibit 10.91

Execution Version

SECOND AMENDMENT TO

NOTE AND WARRANT PURCHASE AGREEMENT

This SECOND AMENDMENT TO NOTE AND WARRANT PURCHASE AGREEMENT, dated as of January 31, 2012 (this “Amendment”), is made by and among CAREVIEW COMMUNICATIONS, INC., a Nevada corporation (the “Company”), and the investors identified on Annex I attached hereto (together with their respective successors and permitted assigns, the “Investors”).

WITNESSETH:

WHEREAS, the Company and the Investors are parties to that certain Note and Warrant Purchase Agreement, dated as of April 21, 2011 (as amended from time to time, including without limitation pursuant to a Note and Warrant Amendment Agreement dated December 30, 2011 and pursuant to this Amendment, the “Purchase Agreement”); and

WHEREAS, the parties hereto desire to, subject to the terms and conditions contained herein, amend the Purchase Agreement as set forth herein; and

WHEREAS, the Company and the Investors are executing and delivering this Amendment in reliance upon the exemption from securities registration afforded by the provisions of Regulation D, as promulgated by the Commission under the Act; and

WHEREAS, the Investors wish to purchase from the Company, and the Company wishes to sell and issue to the Investors, upon the terms and conditions stated in the Purchase Agreement, additional Notes in the initial aggregate principal amount of $5,000,000 (the “Supplemental Closing Notes”), as of the date of this Amendment (the “Supplemental Closing Date”).

NOW, THEREFORE, in consideration of the mutual promises, representations, warranties and covenants contained herein and in the Purchase Agreement, which represent integral components of the transactions contemplated hereby and thereby and shall be fully enforceable by the parties hereto, and for other good and valuable consideration, the receipt and sufficiency of which ~~are~~ hereby acknowledged, the Company and the Investors mutually agree as follows:

1. Definitions.  Capitalized terms used in this Amendment but not defined in this Amendment shall have the meanings ascribed to them in the Purchase Agreement.

2. Amendments to Purchase Agreement.

a. The Purchase Agreement is hereby amended by adding the following new Section 1.3 to the Purchase Agreement: “Sale of Additional Notes.  After the Closing, the Company may sell, on the same terms and conditions as those contained in this Agreement (as amended from time to time), up to $5,000,000 in additional Notes to the Investors.  Any such additional Notes shall be included within the definition of “Notes” and “Closing Securities” under this Agreement, any shares of Common Stock issuable upon conversion of any such additional Notes shall be included within the definition of “Note Shares” under this Agreement, and any amendment to this Agreement to further consummate the sale of any such additional Notes shall be included within the definition of “Transaction Documents” under this Agreement.  Any such additional Notes shall be substantially in the form of the senior secured convertible notes attached hereto as Exhibit A, with such updates to the “Issuance Date”, “Maturity Date”, “First Five Year Note Period” and other terms as shall be reasonably necessary in the Company’s and the Investors’ discretion.”

b. Section 5.4(a) of the Purchase Agreement is hereby amended by adding the following new clause (vii) to the end of the first proviso in the first sentence of such Section 5.4(a): “and (vii) any additional Notes purchased by the Investors pursuant to Section 1.3.”

3. No Further Amendments.  Except as amended by this Amendment, the Purchase Agreement shall remain in full force and effect in accordance with its terms.

4. Issuance of Supplemental Closing Notes.  Subject to the terms and conditions of this Amendment and the Purchase Agreement, on the Supplemental Closing Date, each of the Investors listed on Annex I shall severally, and not jointly, purchase from the Company, and the Company shall sell and issue to each Investor, the Supplemental Closing Notes in the respective amounts set forth opposite each such Investor’s name on Annex I in exchange for a cash payment by each Investor of the respective amounts set forth opposite each such Investor’s name on Annex I (the “Supplemental Purchase Price”).  The Supplemental Closing Notes shall be substantially in the form attached hereto as Exhibit A-1.  The Supplemental Closing shall take place simultaneously with the execution of this Amendment at the offices of Edwards Wildman Palmer LLP, 111 Huntington Avenue, Boston, Massachusetts, 02199, or at such other location as the Company and the Investors shall mutually agree.  At the Supplemental Closing, the Company shall have satisfied the closing conditions set forth in subsections (c)-(h), (k) and (l) of Section 4.1 of the Purchase Agreement as of the Supplemental Closing Date and shall deliver to the Investors the Supplemental Closing Notes, each registered in such name or names as the Investors may designate.  On the Supplemental Closing Date, the Investors shall deliver the Supplemental Purchase Price to the Company, payable by wire transfer in same day funds to an account specified by the Company in writing.  The Supplemental Closing Notes shall be secured as and to the same extent as the other Notes as described in the Transaction Documents, including, without limitation, the Security Agreement and IP Security Agreement.

5. Bringdown of Company’s Representations and Warranties.  The Company represents and warrants to the Investors that, except as set forth in a disclosure letter delivered to the Investors of even date herewith, the statements contained in Article 2 and the first sentence of Section 5.1(k) of the Purchase Agreement are true and correct as of the Supplemental Closing Date as though made as of the Supplemental Closing Date, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties are true and correct as of such other specified date).  For the avoidance of doubt, as a result of the operation of this Section 5, any representation and warranty made in the Purchase Agreement “as of the Closing Date” shall be deemed to be made as of the Supplemental Closing Date, any reference in a representation and warranty to “the date hereof” shall be deemed to refer to the date of this Amendment, any retroactive time period set forth in a representation and warranty shall be deemed to be retroactive from the date of this Amendment for such time period, and any reference to “Closing Securities” shall be deemed to refer to the Supplemental Closing Notes.

6. Bringdown of Investors’ Representations and Warranties.  Each Investor, severally and not jointly, represents and warrants to the Company that the statements contained in Article 3 of the Purchase Agreement are true and correct as of the Supplemental Closing Date as though made as of the Supplemental Closing Date (for this purpose, reading any reference to “Closing Securities” in such Article 3 to refer only to the Supplemental Closing Notes).

7. Form D and Blue Sky. The Company agrees to file a Form D with respect to the Supplemental Closing Notes as required under Regulation D and to provide a copy thereof to the Investors promptly after such filing. The Company shall, on or before the Supplemental Closing Date, take such action as is necessary in order to obtain an exemption for or to qualify the Supplemental Closing Notes for sale to the Investors at the Supplemental Closing pursuant to this Amendment under applicable securities or “Blue Sky” laws of the State of New York, and shall provide evidence of any such exemption or qualification so taken to the Investors on or prior to the Supplemental Closing Date. The Company shall make all filings and reports relating to the offer and sale of the Supplemental Closing Notes required under applicable securities or “Blue Sky” laws of the State of New York following the Supplemental Closing Date.

8. Acknowledgement and Undertaking.  The Company agrees and acknowledges that the transactions described in this Amendment and the issuance of the Supplemental Closing Notes and shares of Common Stock upon exercise or conversion of the Supplemental Closing Notes are intended to be exempt from Section 16(b) of the Exchange Act pursuant to one or more rules promulgated thereunder, applicable law and the Commission’s releases and interpretations, and will, from time to time as and when requested by the Investors, and will cause its successors and assigns to, execute and deliver or cause to be executed and delivered, to the extent it may lawfully do so, all such documents and instruments and take, or cause to be taken, to the extent it may lawfully do so, all such further actions as the Investors may reasonably deem necessary and desirable to facilitate and effect any such exemption.

9. Miscellaneous.

a. Ratification and Confirmation.  The Company acknowledges, agrees and confirms that: (x) the Purchase Agreement and each of the other Transaction Documents, as amended and otherwise modified by the amendments and other modifications specifically provided herein, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed; and (y) without limiting the generality of the foregoing clause (x), (i) all obligations, liabilities and Indebtedness of the Company under the Transaction Documents, as amended hereby, constitute “Obligations” (as defined in the Security Agreement) secured by and entitled to the benefits of the security set forth in the Security Agreement and the IP Security Agreement, and the liens and security interests granted in favor of the Investors under the terms of the Security Agreement and the IP Security Agreement are perfected, effective, enforceable and valid and such liens and security interests are, in each case, a first priority lien and security interest (except to the extent otherwise expressly permitted by the Transaction Documents) and such liens and security interests are hereby in all respects ratified and confirmed, and (ii) the shares of Common Stock issuable upon conversion of the Supplemental Closing Notes shall constitute “Registrable Securities” under the Registration Rights Agreement.

b. Expenses.  The Company will pay and bear full responsibility for the reasonable legal fees and other out-of-pocket costs and expenses of the Investors attributable to the negotiation and consummation of the transactions contemplated hereby.

c. Further Assurances.  The Company shall duly execute and deliver, or cause to be duly executed and delivered, at its own cost and expense, such further instruments and documents and to take all such action, in each case as may be necessary or proper in the reasonable judgment of the Investors to carry out the provisions and purposes of this Amendment.

d. Survival.  The representations, warranties, covenants and agreements made herein shall survive any investigation made by any party hereto, the execution and delivery of this Amendment and the closing of the transactions contemplated hereby.

e. Governing Law.  All questions concerning the construction, interpretation and validity of this Amendment shall be governed by and construed and enforced in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether in the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.  In furtherance of the foregoing, the internal law of the State of Delaware will control the interpretation and construction of this Amendment, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily or necessarily apply.

f. Construction.  The Company and the Investors acknowledge that the Company and its independent counsel and the Investors and their independent counsel have jointly reviewed and drafted this document, and agree that any rule of construction and interpretation to the effect that drafting ambiguities are to be resolved against the drafting party shall not be employed.

g. Counterparts; Facsimile and Electronic Signatures.  This Amendment may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.  Counterpart signatures to this Amendment delivered by facsimile or other electronic transmission shall be acceptable and binding.

h. Headings.  The section and paragraph headings contained in this Amendment are for reference purposes only and shall not affect in any way the meaning or interpretation of this Amendment.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Second Amendment to Note and Warrant Purchase Agreement as of the date first written above.

COMPANY:

CareView Communications, Inc., A Nevada corporation

By:	/s/ Steve Johnson
Name:	Steve Johnson
Title:	President/COO

INVESTORS:

HealthCor Partners Fund, L.P.
By: HealthCor Partners Management L.P., as Manager
By: HealthCor Partners Management, G.P., LLC, as General Partner

By:	/s/ Jeffrey C. Lightcap
Name:	Jeffrey C. Lightcap
Title:	Senior Managing Director

Address:	HealthCor Partners Carnegie Hall Towers 152 West 57th Street New York, NY 10019

HealthCor Hybrid Offshore Master Fund, L.P.
By: HealthCor Hybrid Offshore G.P., LLC, as General Partner

By:	/s/ Steven J. Musumeci
Name:	Steven J. Musumeci
Title:	Chief Operating Officer

Address:	HealthCor Partners Carnegie Hall Towers 152 West 57th Street New York, NY 10019

ACKNOWLEDGED AND AGREED:

CareView Communications, Inc., A Texas corporation

By:	/s/Steve Johnson
Name:	Steve Johnson
Title:	President/COO

CareView Operations, LLC

By:	/s/Steve Johnson
Name:	Steve Johnson
Title:	President/COO

Annex I

Investors

Investor	Supplemental Closing Notes	Supplemental Purchase Price
HealthCor Partners Fund, L.P.	$2,329,000	$2,329,000
HealthCor Hybrid Offshore Master Fund, L.P.	$2,671,000	$2,671,000
TOTAL	$5,000,000	$5,000,000